Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Tesla Motors, Inc. and related Joint Proxy Statement / Prospectus of Tesla Motors, Inc. and SolarCity Corporation and to the incorporation by reference therein of our reports dated February 10, 2016, with respect to the consolidated financial statements of SolarCity Corporation, and the effectiveness of internal control over financial reporting of SolarCity Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 31, 2016